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                                                                   Exhibit 23.01

                         INDEPENDENT AUDITORS' CONSENT

    We consent to the use in the Registration Statement ("RS") for Morgan Stanley Spectrum Currency L.P. ("Spectrum Currency"), RS for Morgan Stanley Spectrum Global Balanced L.P., RS for Morgan Stanley Spectrum Select L.P., RS for Morgan Stanley Spectrum Strategic L.P., and RS for Morgan Stanley Spectrum Technical L.P. (collectively, the "Partnerships") of our report dated
February 14, 2003 relating to the statements of financial condition, including the schedules of investments, as of December 31, 2002 and 2001, and the related statements of operations, changes in partners' capital, and cash flows for the period from July 3, 2000 (commencement of operations) to December 31, 2000 and the years ended December 31, 2001 and 2002 for Spectrum Currency, and for each of the three years in the period ended December 31, 2002 for the other above mentioned Partnerships appearing in the Prospectus dated March 21, 2003, which is a part of such Registration Statements.

    We also consent to the use of our report dated January 10, 2003 relating to the statements of financial condition of Demeter Management Corporation as of November 30, 2002 and 2001 appearing in the Prospectus dated March 21, 2003, which is part of such Registration Statements.

    We also consent to the reference to us under the heading "Experts" in the Prospectus dated March 21, 2003, appearing in such Registration Statements.

/s/ Deloitte & Touche
New York, New York
March 21, 2003